MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS
~ Fourth Quarter Revenue Increased 10% Year-Over-Year to Over $164 Million ~
~ Fourth Quarter Income Before Income Taxes and Unusual Gains Grew Significantly Year-Over-Year~
~ Fiscal 2014 Income Before Income Taxes and Unusual Gains Increased Over 350% Year-Over-Year ~

CLEARWATER, FL, November 4, 2014 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2014.

Revenue grew 10% to $164.1 million for the quarter ended September 30, 2014 from $149.7 million for the comparable quarter last year. Same-store sales increased approximately 10% on top of a 7% increase for the comparable quarter last year. During the 2014 fourth quarter, the Company recovered $600,000, net of tax and other expenses, from the Deepwater Horizon Settlement Program (Deepwater) for damages it suffered as a result of the Deepwater oil spill in 2010. Also during the 2014 fourth quarter, the Company recognized a gain of $1.0 million, net of tax and other expenses, associated with the sale of a property. During the 2013 fourth quarter, the Company recovered damages of $4.7 million, net of tax and other expenses, from Deepwater. The Deepwater recoveries and the property gain are reflected as a reduction to the Company’s expenses for both periods, where applicable. Net income was $5.1 million, or $0.21 per diluted share, for the quarter ended September 30, 2014 compared to net income of $5.2 million or $0.21 per diluted share for the comparable quarter last year. Excluding the Deepwater recovery in both periods and the property gain in 2014, comparative adjusted net income was $3.6 million or $0.15 per diluted share, compared to adjusted net income of $490,000, or $0.02 per share, for the quarter ended September 30, 2013.

Revenue for fiscal 2014 grew 7% to $624.7 million from $584.5 million for fiscal 2013. Same-store sales improved approximately 6% in addition to an 11% increase for the previous fiscal year. During fiscal 2014 the Company recovered $600,000 from Deepwater and recognized the property gain of $1.0 million, as noted above. During fiscal 2013, the Company recovered $11.7 million, net of tax and other expenses, from Deepwater. Net income was $11.3 million, or $0.46 per diluted share for the fiscal year ended September 30, 2014 compared to net income of $15.0 million or $0.63 per diluted share for fiscal 2013. Excluding Deepwater in both periods and the property gain in 2014, comparative adjusted net income was $9.7 million, or $0.40 per diluted share for fiscal year 2014, compared to adjusted net income of $3.3 million, or $0.14 per diluted share, for fiscal 2013.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “We are pleased that our team produced a strong finish to a year that had its challenges, but generally reflected improving industry conditions. Our fourth quarter results were fueled by solid same store sales growth of 10% while we maintained historically strong margins. We believe the product lines added throughout the last several years, along with our comprehensive MarineMax approach to service and the boating lifestyle, is attracting customers and helping to unlock pent-up demand.”

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Mr. McGill continued, “As an industry, we are in a prolonged period of recovery and as the economic environment continues to improve, we are well-positioned to benefit as consumer sentiment improves. With a solid backlog of sales in place, and many new models from our manufacturing partners, we are poised to capture additional market share as we prepare for another boating season. From a product and inventory perspective, we have the right product to capitalize on the opportunities throughout our broad geographic regions. Our strong team, coupled with our robust balance sheet, highly desirable locations and customer centric approach focused on elevating the boating experience will help us continue to drive value and improved results.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Azimut Yachts, Scout, Sailfish, Hatteras, Grady-White, Cabo, Harris FloteBote, Crest, Nautique, Scarab Jet Boats, and Aquila, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

(The Company reports “adjusted net income” and “adjusted net income per diluted share” to provide investors an additional method for assessing net income on what it believes is a more comparable basis. See the accompanying reconciliation of the Company’s adjusted net income to its GAAP net income and the Company’s adjusted net income per diluted share to its GAAP net income per share.)

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for fourth quarter and fiscal year ended September 30, 2014; the Company’s belief that the economic environment will continue to improve and that the Company is well-positioned to benefit from it; the Company’s belief that it is poised to capture additional market share as it prepares for another boating season; the Company’s expectation to continue to drive value and improved results; and the Company’s belief that it has the right product to capitalize on the opportunities throughout its broad geographic regions. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies; the quality of the new product offerings from the Company’s manufacturing partners; general economic conditions, as well as those within the Company’s industry; the level of consumer spending; the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2013, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$164,084	$149,682	$624,692	$584,497
Cost of sales	121,168	109,564	462,872	433,644

Gross profit	42,916	40,118	161,820	150,853
Selling, general, and administrative expenses	36,823	33,915	146,433	132,505

Income from operations	6,093	6,203	15,387	18,348
Interest expense	885	862	4,024	4,218

Income before income taxes	5,208	5,341	11,363	14,130
Income tax (provision) benefit	(91)	(136)	(91)	894

Net income	$5,117	$5,205	$11,272	$15,024

Basic net income per common share	$0.21	$0.22	$0.47	$0.65

Diluted net income per common share	$0.21	$0.21	$0.46	$0.63

Weighted average number of common shares used in computing net income per common share:
Basic	24,090,221	23,483,455	23,916,238	23,253,992

Diluted	24,813,777	24,267,879	24,655,262	24,003,728

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,839	$23,756
Accounts receivable, net	12,547	19,410
Inventories, net	244,151	228,041
Prepaid expenses and other current assets	4,415	4,849

Total current assets	288,952	276,056
Property and equipment, net	101,878	100,339
Other long-term assets, net	11,851	5,507

Total assets	$402,681	$381,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,823	$7,474
Customer deposits	10,979	9,342
Accrued expenses	19,600	20,331
Short-term borrowings	124,424	122,470

Total current liabilities	162,826	159,617
Long-term liabilities	560	473

Total liabilities	163,386	160,090
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	227,939	221,729
Retained earnings	27,141	15,869
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	239,295	221,812

Total liabilities and stockholders’ equity	402,681	381,902

MarineMax, Inc. and Subsidiaries
Supplemental Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP net income as reported	$5,117	$5,205	$11,272	$15,024
Less gain on sale of property, net of tax and other expenses	(1,003)	—	(1,003)	—
Less Deepwater recoveries, net of tax and other expenses	(555)	(4,715)	(555)	(11,736)
Adjusted net income	$3,559	$490	$9,714	$3,288

GAAP diluted net income per common share as reported	$0.21	$0.21	$0.46	$0.63
Less gain on sale of property, net of tax and other expenses	(0.04)	—	(0.04)	—
Less Deepwater recoveries, net of tax and other expenses	(0.02)	(0.19)	(0.02)	(0.49)
Adjusted diluted net income per common share	$0.15	$0.02	$0.40	$0.14

Common shares used in the calculations of diluted net income per common share	24,813,777	24,267,879	24,655,262	24,003,728